As filed with the Securities and Exchange Commission on October 27, 2016

Registration No. 333-213738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-0883144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

373 Inverness Parkway
Suite 206
Englewood, Colorado 80112
(720) 437-6580

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joshua R. Disbrow
Chief Executive Officer
373 Inverness Parkway
Suite 206
Englewood, Colorado 80112
Telephone: (720) 437-6580

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq. Andrew J. Gibbons, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	Gregory Sichenzia, Esq. Marcelle Balcombe, Esq. Jeffrey Cahlon, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway New York, New York 10006 (212) 930-9700

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-213738) is being filed solely for the purpose of amending Item 16 of Part II of the Registration Statement to amend and file Exhibit 5.1 (Opinion of Wyrick Robbins Yates & Ponton LLP). This Amendment No. 3 consists only of the facing page, this explanatory note and Part II to the Registration Statement. This Amendment No. 3 does not modify any provision of Part I of the Registration Statement by this filing and therefore it has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$2,862	*
NYSE MKT listing fee	55,000
Printing expenses	40,000	*
Legal fees and expenses	97,500	*
Accounting fees and expenses	10,000	*
Miscellaneous expenses	19,638	*
Total	$225,000	*

*	Estimated as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following transactions give effect to the 1-for-12.174 reverse stock split effected on June 8, 2015 and the 1-for-12 reverse stock split effected on June 30, 2016.

Rosewind

•	On March 17, 2014, Rosewind issued Ruth Harrison Revocable Trust 124 shares of its common stock in consideration for $2,700.
•	On March 19, 2014, Rosewind issued James B. Wiegand 4,108 shares of its common stock in consideration of cancelation of notes totaling $90,000.
•	On March 20, 2014, Rosewind issued Michael Wiegand 685 shares of its common stock in consideration of services valued at $15,000.
•	On May 8, 2014, Rosewind issued Larry Willis 685 shares of its common stock in consideration for $15,000.
•	On September 25, 2014, Rosewind issued Craig K. Olson 685 shares of its common stock in consideration of $15,000.
•	On March 3, 2015, Rosewind accepted a cash investment from two irrevocable trusts for estate planning of which Joshua Disbrow and Jarrett Disbrow are beneficiaries. None of such persons have or share investment control over our shares held by such trusts. None of such persons, nor members of their respective immediate families, are trustees of such trusts. None of such persons have or share power to revoke such trusts. Accordingly, under Rule 16a-8(b) and related rules, none of such persons has beneficial ownership over our shares purchased and held by such trusts.
•	On April 16, 2015, Rosewind issued an aggregate of 1,055,268 shares of common stock to the stockholders of Vyrix and Luoxis in the merger of Vyrix and Luoxis with subsidiaries owned by Rosewind.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Rosewind to information about Rosewind. The sales of these securities were made without any general solicitation or advertising.

Vyrix

•	In November 2013, Vyrix issued 136,904 shares of its common stock to Ampio at a purchase price of $0.015 per share, and in consideration of the transfer of certain intellectual property assets of Ampio.

The foregoing transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Vyrix, to information about Vyrix. The sales of these securities were made without any general solicitation or advertising.

Luoxis

•	In 2013, Luoxis issued 31,848 shares of its common stock were issued at $146.09 per share resulting in $4,653,000 of gross proceeds. Net proceeds were $3,980,000 after placement agents and legal fees. The placement agents also received 8,553 warrants to purchase Luoxis common stock at $54.36 per share valued at $313,000 in connection with the closing.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Except as noted below, the offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Luoxis, to information about Luoxis. The sales of these securities were made without any general solicitation or advertising.

Aytu BioScience, Inc.

•	In July and August 2015, we issued $5,175,000 of convertible notes in a private placement under Section 506 of Regulation D. In connection with the private placement, pursuant to the exemption from registration provided by Section 4(a)(2), we issued to the placement agents a warrant to purchase an amount of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the convertible notes and all accrued interest thereon. The placement agents’ warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in our next equity financing, and provides for cashless exercise.
•	On February 10, 2016, we completed the conversion of $4,125,000 in convertible notes and $143,000 of accrued interest. The notes were issued in financings that closed in July and August 2015. Upon the conversion, we issued an aggregate of 656,592 shares common stock. After this conversion, an aggregate of $1,050,000 of principal of convertible notes remained outstanding.
•	On May 5, 2016, we issued 305,559 shares of common stock and warrants to purchase 305,559 shares of common stock to holders of convertible notes that automatically converted into shares of common stock and warrants to purchase common stock, which conversion was triggered by the closing of our public offering of common stock and warrants on May 6, 2016.
•	On July 7, 2016, we issued 1,000,000 shares of restricted stock as compensation to certain executive officers and directors, which vest on July 7, 2026.

•	On July 7, 2016, we issued warrants to purchase up to an aggregate of 82,838 shares of our common stock to Luoxis stockholders in a settlement, which warrants expire on July 7, 2021 and have an exercise price of $4.00.
•	On July 27, 2016, we issued 52,500 shares of common stock to Lincoln Park Capital Fund, LLC as a commitment fee and sold 133,690 shares of common stock to Lincoln Park Capital Fund, LLC, for an aggregate purchase price of $500,000, both pursuant to the Purchase Agreement dated July 27, 2016 between us and Lincoln Park Capital Fund, LLC.
•	On August 2, 2016, we issued an aggregate of 142,457 shares of common stock as bonuses for performance in 2016 to three executive officers.

The offers, sales and issuances of the securities described in this section were exempt from registration under Section 4(a)(2) of the Securities Act, and where noted above, pursuant to Rule 506 of Regulation D, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2). The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
1.1	Form of Underwriting Agreement by and between Aytu BioScience, Inc. and Joseph Gunnar Co., LLC as representative of the several underwriters named therein.	S-1	10/11/16	1.1
2.1	Agreement and Plan of Merger among Rosewind, Luoxis, Vyrix, two major stockholders of Rosewind and two subsidiaries of Rosewind, dated as of April 16, 2015	8-K	4/22/15	2.1
2.2	Certificate of Merger	8-K	4/22/15	2.2
3.1	Certificate of Incorporation	8-K	6/09/15	3.1
3.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016	8-K	6/02/16	3.1
3.3	Certificate of Amendment of Certificate of Incorporation of Aytu Bioscience, Inc., effective June 30, 2016	8-K	7/01/16	3.1
3.4	Bylaws	8-K	6/09/15	3.2
4.1	Form of Convertible Note issued in 2015 Convertible Note Financing	8-K	7/24/15	4.1
4.2	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing	8-K	7/24/15	4.2
4.3	Warrant Agent Agreement, dated May 6, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	5/6/16	4.1
4.4	Form of Underwriters Warrant, dated May 6, 2016	8-K	5/6/16	4.2
4.5	Form of Underwriter’s Warrant for 2016 Public Offering	S-1	10/11/16	4.6
4.6	Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer, LLC	S-1	10/25/16	4.6
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
10.1†	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers	8-K	4/22/15	10.1
10.2†	Employment Agreement between the Registrant and Joshua R. Disbrow, dated as of April 16, 2015	8-K	4/22/15	10.2
10.3†	Employment Agreement between the Registrant and Jarrett Disbrow, dated as of April 16, 2015	8-K	4/22/15	10.3
10.4#	Asset Purchase Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Valeant International (Barbados) SRL, effective as of December 2, 2011	8-K/A	6/08/15	10.4
10.5#	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Ethypharm S.A., dated September 10, 2012	8-K/A	6/08/15	10.5
10.6	License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011 (incorporated by reference to Exhibit 10.1 of Ampio Pharmaceutical’s Form 8-K/A filed October 5, 2011; File No. 001-25182)
10.7#	Distribution Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012	8-K/A	6/08/15	10.7
10.8#	Distribution and License Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Endo Ventures Limited, dated April 9, 2014	8-K/A	6/08/15	10.8
10.9#	Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated September 1, 2009	8-K/A	6/08/15	10.9
10.10#	Addendum No. 4 to Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated March 17, 2014	8-K	5/27/15	10.14
10.11	Promissory Note issued by Ampio to the Registrant on April 16, 2015	8-K	4/22/15	10.11
10.12	Subscription Agreement between the Registrant and Ampio, dated April 16, 2015	8-K	4/22/15	10.12
10.13	Voting Agreement between the Registrant and Ampio, dated April 21, 2015 (incorporated by reference to Exhibit 10.1 to Ampio’s Form 8-K filed April 22, 2015; File No. 001-35182)
10.14	Asset Purchase Agreement between Jazz Pharmaceuticals, Inc. and Rosewind Corporation, dated May 20, 2015	8-K	5/27/15	10.14
10.15	Aytu BioScience 2015 Stock Option and Incentive Plan	S-1	7/01/15	10.15

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
10.16	Form of Note Purchase Agreement for 2015 Convertible Note Financing	8-K	7/24/15	10.17

10.17	Asset Purchase Agreement, dated October 5, 2015, between Aytu BioScience, Inc. and FSC Laboratories, Inc.	8-K	10/07/15	10.18
10.18	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015	8-K	10/13/15	10.19
10.19	Form of Subscription Agreement for January 2016 common stock purchases	8-K	1/20/16	10.1
10.20	License and Supply Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.1
10.21	Subscription Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.2
10.22	First Amendment, dated May 15, 2016, to Employment Agreement dated September 16, 2015 between Aytu BioSciences, Inc. and Jonathan McGrael	8-K	5/16/16	10.1
10.23	Purchase Agreement, dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.1
10.24	Registration Rights Agreement dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.2
16.1	Letter from HJ & Associates, LLC, dated April 22, 2015	8-K	4/22/15	16.1
23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm.	S-1	10/25/16	23.1
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1)	S-1	10/11/16	23.2
24.1	Power of Attorney	S-1	10/11/16	Signature page
101.INS	XBRL Instance Document	S-1	9/21/16	101.INS
101.SCH	XBRL Taxonomy Extension Schema Document	S-1	9/21/16	101.SCH
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	S-1	9/21/16	101.CAL
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	S-1	9/21/16	101.DEF
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	S-1	9/21/16	101.LAB
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	S-1	9/21/16	101.PRE

#	The company has received confidential treatment of certain portions of this agreement. These portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
†	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 27th day of October, 2016.

AYTU BIOSCIENCE, INC.

By:	/s/ Joshua R. Disbrow Joshua R. Disbrow Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joshua R. Disbrow Joshua R. Disbrow	Chairman and Chief Executive Officer (Principal Executive Officer)	October 27, 2016
/s/ Gregory A. Gould Gregory A. Gould	Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2016
/s/ Michael Macaluso* Michael Macaluso	Director	October 27, 2016
/s/ Gary V. Cantrell* Gary V. Cantrell	Director	October 27, 2016
/s/ Carl C. Dockery* Carl C. Dockery	Director	October 27, 2016
/s/ John A. Donofrio, Jr.* John A. Donofrio, Jr.	Director	October 27, 2016
* By:	/s/ Gregory A. Gould Gregory A. Gould, Attorney-in-Fact

S-1